EXHIBIT 99.1

For Further Information

OSI Systems Inc

Jeremy Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

Tel: (310) 349 2237

E: jnorton@osi-systems.com

OSI SYSTEMS ANNOUNCES NEW DIRECTOR

HAWTHORNE, Calif. – September 27, 2006 – OSI Systems, Inc. (NASDAQ: OSIS), a vertically integrated provider of specialized electronics for critical applications in the Healthcare and Security industry, today announced the election of Mr. Leslie Bider to its Board of Directors.

Mr. Bider, currently of Elevation Partners, a Menlo Park and New York based private equity firm, brings a track record of successful management of a fast-growing global enterprise, as well as expertise in finance, including founding and managing Los Angeles-based accounting firm Bider & Montgomery. Between 1987 and 2005, Mr. Bider served as Chairman and Chief Executive Officer of Warner Chappell Music, Inc., during which time annual revenues for Warner Chappell grew from approximately $30 million to more than $500 million. Prior to his tenure as Chairman and CEO of Warner Chappell, Mr. Bider was Chief Financial Officer and Chief Operating Officer of Warner Bros. Music. Mr. Bider currently serves on the board of directors of several charitable and educational institutions. He holds a Bachelors of Science degree in Accounting from the University of Southern California and a Masters degree from the Wharton School at the University of Pennsylvania.

OSI Systems Chairman and Chief Executive Officer, Mr. Deepak Chopra, stated, “We are pleased that Les has agreed to join the OSI board. Les brings a unique combination of experience and expertise to OSI, which will be of enormous value as we continue to build on our growth.”

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of specialized electronics security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The company has more then 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective and product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding Mr. Leslie Bider. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.